Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in this Post–Effective Amendment No. 163 to the Registration Statement on Form N–1A of Fidelity Securities Fund: Fidelity Leveraged Company Stock Fund of our report dated September 13, 2024, relating to the financial statements and financial highlights, which appears in the above referenced fund’s Annual Report to Shareholders on Form N-CSR for the year ended July 31, 2024. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 30, 2024